Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

August 17, 2017

Intercontinental Exchange, Inc.,

        5660 New Northside Drive, Third Floor,

                Atlanta, GA 30328.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of $500,000,000 principal amount of 2.350% Senior Notes due 2022 and $500,000,000 principal amount of 3.100% Senior Notes due 2027 (together, the “Securities”) of Intercontinental Exchange, Inc., a Delaware corporation (the “Company”), and the guarantee of the Securities (the “Guarantee”) by NYSE Holdings LLC, a Delaware limited liability company (the “Guarantor”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, the Securities constitute valid and legally binding obligations of the Company and the Guarantee constitutes a valid and legally binding obligation of the Guarantor, in each case subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

In rendering the foregoing opinion, we are expressing no opinion as to Federal or state laws relating to fraudulent transfers and we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law and the Limited Liability Company Act of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and the Guarantor and other sources believed by us to be responsible, and we have assumed that the Indenture and the Supplemental Indenture have been duly authorized, executed and delivered by the Trustee thereunder, an assumption which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of Securities” in the Prospectus Supplement relating to the Securities, dated August 10, 2017. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP